EXHIBIT 99

PFIZER REPORTS FIRST-QUARTER 2010 RESULTS;
REAFFIRMS 2010 FINANCIAL GUIDANCE

▪	First-Quarter 2010 Revenues of $16.8 Billion

▪	First-Quarter 2010 Reported Diluted EPS(1) of $0.25, Adjusted Diluted EPS(2) of $0.60

▪	Reaffirms 2010 Financial Guidance and 2012 Diluted EPS Target Ranges

▪	Continues to Make Solid Progress on the Wyeth Integration

($ in millions, except per share amounts)
	First-Quarter
	2010	2009	Change
Reported Revenues	$16,750	$10,867	54%
Reported Net Income(1)	2,026	2,729	(26)%
Reported Diluted EPS(1)	0.25	0.40	(38)%
Adjusted Income(2)	4,882	3,667	33%
Adjusted Diluted EPS(2)	0.60	0.54	11%

See end of text prior to tables for notes.

NEW YORK, N.Y., Tuesday, May 4, 2010 – Pfizer Inc. (NYSE: PFE) today reported financial results for first-quarter 2010.  Since the acquisition of Wyeth was completed on October 15, 2009, legacy Wyeth operations are reflected in first-quarter 2010 results, but not in first-quarter 2009 results.  First-quarter 2010 revenues were $16.8 billion, an increase of 54% compared with $10.9 billion in the year-ago quarter.  Revenues for first-quarter 2010 compared with the year-ago quarter were favorably impacted by $5.3 billion, or 48%, due to the addition of the legacy Wyeth products, and $733 million, or 7%, due to foreign exchange.  Revenues were unfavorably impacted by $137 million, or 1%, due to legacy Pfizer products.  Revenues for first-quarter 2010 reflect a reduction of $56 million due to the recently enacted U.S. healthcare legislation.   For first-quarter 2010, U.S. revenues were $7.3 billion, an increase of 47% compared with the year-ago quarter.  International revenues were $9.4 billion, an increase of 60% compared with the prior-year quarter, which reflected 48% operational growth and a 12% favorable impact of foreign exchange.  U.S. revenues represented 44% of total revenues in first-quarter 2010 compared with 46% in the year-ago quarter, while international revenues represented 56% of total revenues in first-quarter 2010 compared with 54% in the year-ago quarter.

Business Revenues
Pfizer operates two distinct commercial organizations: Biopharmaceutical and Diversified.  Biopharmaceutical includes the Primary Care, Specialty Care, Established Products, Emerging Markets and Oncology customer-focused units, while Diversified includes Animal Health, Consumer Healthcare, Nutrition and Capsugel.

	First-Quarter
					Operational
($ in millions)	2010	2009	Change	Foreign Exchange	Total	Legacy Pfizer
Primary Care(3)	$5,866	$5,322	10%	4%	6%	(1)%
Specialty Care(4)	3,521	1,463	141%	10%	131%	(2)%
Established Products(5)	2,786	1,615	73%	6%	67%	(9)%
Emerging Markets(6)	1,972	1,352	46%	9%	37%	1%
Oncology(7)	361	350	3%	5%	(2)%	(13)%
Biopharmaceutical	14,506	10,102	44%	6%	38%	(3)%
Animal Health(8)	846	537	58%	10%	48%	17%
Consumer Healthcare(9)	663	—	N/A	N/A	N/A	N/A
Nutrition(10)	458	—	N/A	N/A	N/A	N/A
Capsugel(11)	174	154	13%	5%	8%	8%
Diversified	2,141	691	210%	16%	194%	15%

Other(12)	103	74	39%	3%	36%	36%
Total	$16,750	$10,867	54%	7%	47%	(1)%

See end of text prior to tables for notes.
N/A – Not applicable

For first-quarter 2010, revenues from Biopharmaceutical were $14.5 billion, an increase of 44% compared with $10.1 billion in the year-ago quarter.  Operationally, revenues increased $3.8 billion, or 38%, which included $4.1 billion, or 41% attributable to legacy Wyeth products, primarily Premarin in the Primary Care unit, Enbrel and the Prevnar/Prevenar franchise in the Specialty Care unit, Effexor and Zosyn/Tazocin in the Established Products unit as well as Enbrel and Prevenar in the Emerging Markets unit.  In addition, foreign exchange favorably impacted Biopharmaceutical revenues by 6% or $617 million.

Within the Biopharmaceutical units, legacy Pfizer operational performance was impacted in first-quarter 2010 compared to the year-ago quarter both by the loss of exclusivity of certain products and by the reclassification of certain revenues among the various units.  Legacy Pfizer Oncology unit revenues in first-quarter 2010 no longer include Camptosar’s European revenues due to its loss of exclusivity in July 2009.  Camptosar’s European revenues are included in the Established Products unit beginning in first-quarter 2010. This reclassification of revenues negatively impacted the Oncology unit’s performance by 24% in first-quarter 2010 compared with the prior-year quarter.   Additionally, revenues from South Korea were included in the Emerging Markets unit in 2009, but are included in the developed markets units, as appropriate, beginning in first-quarter 2010, which negatively impacted the legacy Pfizer Emerging Markets unit’s revenues by 5%.  Further, legacy Pfizer Established Products unit revenues in first-quarter 2010 were adversely impacted by 5% due to the loss of exclusivity for Norvasc in Canada in July 2009, offset by the favorable impact due to the addition of Camptosar’s European revenues as well as the reclassification of revenues from South Korea.

For first-quarter 2010, revenues from Diversified were $2.1 billion, an increase of 210% compared with $691 million in the year-ago quarter.  Operationally, revenues increased $1.3 billion, or 194%, which was primarily attributable to legacy Wyeth products, principally Centrum, Advil and Caltrate in Consumer Healthcare and certain Nutrition products.  Additionally, foreign exchange favorably impacted Diversified revenues by 16% or $111 million.

Reported Net Income(1)  and Reported Diluted EPS(1)
For first-quarter 2010, Pfizer posted reported net income(1) of $2.0 billion, a decrease of 26% compared with $2.7 billion in the prior-year quarter, and reported diluted EPS(1) of $0.25, a decrease of 38% compared with $0.40 in the prior-year quarter.  Results for first-quarter 2010 reflect the first full quarter of the legacy Wyeth products and operations.  In comparison with the same period in 2009, first-quarter 2010 was favorably impacted by revenues from legacy Wyeth products, which was more than offset by the expenses associated with the legacy Wyeth operations as well as purchase accounting adjustments associated with the acquisition, higher net interest expense primarily due to the borrowings used to partially fund the acquisition of Wyeth and an increase in the effective tax rate.

Additionally, reported diluted EPS(1) in first-quarter 2010 was impacted by the increased number of shares outstanding in comparison with the corresponding period in 2009 resulting from shares issued to partially fund the Wyeth acquisition.

The effective tax rate on reported results increased to approximately 36% in first-quarter 2010 from approximately 28% in first-quarter 2009.  This increase primarily is the result of two factors: first, higher amortization charges, primarily related to intangible assets, incurred as a result of the acquisition of Wyeth and the mix of jurisdictions in which those charges were incurred; and second, the write-off of the deferred tax asset of approximately $270 million related to the Medicare Part D subsidy for retiree prescription drug coverage resulting from changes in the recently enacted U.S. healthcare legislation.  These factors were partially offset by the favorable impact of the resolution of certain tax positions pertaining to prior years with various foreign tax authorities.

Adjusted Income(2) and Adjusted Diluted EPS(2)
First-quarter 2010 adjusted income(2) was $4.9 billion, an increase of 33% compared with $3.7 billion in the year-ago quarter, and adjusted diluted EPS(2) was $0.60, an increase of 11% compared with $0.54 in the year-ago quarter.  In comparison with the same period in 2009, first-quarter 2010 was favorably impacted by revenues from legacy Wyeth products, which was partially offset by the expenses associated with the legacy Wyeth operations as well as higher net interest expense primarily due to the borrowings used to partially fund the acquisition of Wyeth.  The effective tax rate on adjusted income(2) for both first-quarter 2010 and first-quarter 2009 was approximately 30%.

Additionally, adjusted diluted EPS(2)  in first-quarter 2010 was impacted by the increased number of shares outstanding in comparison with the corresponding period in 2009 resulting from shares issued to partially fund the Wyeth acquisition.

In first-quarter 2010, adjusted cost of sales(2) as a percentage of revenues was 17.5% compared with 12.1% in first-quarter 2009.  This increase primarily reflects the change in the mix of products and businesses as a result of the Wyeth acquisition.  Excluding the impact of foreign exchange, adjusted cost of sales(2) as a percentage of revenues was 16.7% in first-quarter 2010.

Adjusted SI&A expenses(2) were $4.4 billion in first-quarter 2010, an increase of 54% compared with $2.8 billion in the prior-year quarter.  This increase was attributable to the addition of the legacy Wyeth operations.  Foreign exchange increased first-quarter 2010 adjusted SI&A expenses(2) by $156 million compared with the year-ago quarter.

Adjusted R&D expenses(2) were $2.2 billion in first-quarter 2010, an increase of 32% compared with $1.7 billion in the prior-year period. This increase was attributable to the addition of the legacy Wyeth operations and continued investment in the late-stage development portfolio.  Foreign exchange increased first-quarter 2010 adjusted R&D expenses(2) by $28 million compared with the year-ago quarter.

Overall, foreign exchange increased adjusted total costs(13) by $450 million, or 8%, in first-quarter 2010 compared with the prior-year period.

The Company remains on-track to achieve the cost-reduction target of approximately $4 to $5 billion, by the end of 2012, at 2008 average foreign exchange rates, in comparison with the 2008 pro-forma adjusted total costs(13) of Pfizer and the legacy Wyeth operations.  This quarter, operational cost improvements were driven partially by a reduction in workforce.  At the end of first-quarter 2010, the workforce totaled approximately 113,800, a decrease of 2,700 from year-end 2009.  Since the closing of the Wyeth acquisition on October 15, 2009, the workforce has declined by 6,900, primarily in the U.S. Primary Care field force, manufacturing and research and development operations.

Executive Commentary
“Our results this quarter demonstrate the ability of our colleagues to deliver solid operational performance in a challenging environment as well as to extract value for shareholders from the acquisition of Wyeth.  During the quarter, many of our in-line products performed well, including key legacy Wyeth assets such as Enbrel, Effexor, the Prevnar/Prevenar franchise, and the Consumer Healthcare and Nutrition businesses,” stated Jeff Kindler, Chairman and Chief Executive Officer. “We are excited about our more diverse in-line product portfolio, including Prevnar/Prevenar 13 for infants and toddlers, which has been approved in more than 40 markets, and our expanded pipeline.  We expect to receive phase three clinical results for numerous compounds in our pipeline during the remainder of 2010.”

Frank D’Amelio, Chief Financial Officer, stated, “After considering the performance of first-quarter 2010, the anticipated financial impact of the recently enacted U.S. healthcare legislation of approximately $300 million on revenues in 2010 as well as the strengthening of the U.S. dollar, we are reaffirming our previous 2010 financial guidance.  We are reducing our 2012 target revenue range by $800 million due to the anticipated impact of that legislation.  However, we expect to offset the impact on earnings from the anticipated decline in revenue through spending reductions and other means, as necessary, and are reaffirming our 2012 reported(1) and adjusted(2) diluted EPS target ranges.”

2010 Financial Guidance
For full-year 2010, Pfizer’s financial guidance, at current exchange rates(14), is summarized below.

2010 Guidance(15)
Reported Revenues	$67.0 to $69.0 billion
Adjusted Cost of Sales(2) as a Percentage of Revenues	19.0% to 20.0%
Adjusted SI&A Expenses(2)	$19.0 to $20.0 billion
Adjusted R&D Expenses(2)	$9.1 to $9.6 billion
Adjusted Other (Income)/Deductions(2)	$1.2 to $1.4 billion
Effective Tax Rate on Adjusted Income(2)	Approximately 30%
Reported Diluted EPS(1)	$0.95 to $1.10
Adjusted Diluted EPS(2)	$2.10 to $2.20

2012 Financial Targets
Pfizer is updating its target revenue range for 2012 to reflect the anticipated financial impact of the recently enacted U.S. healthcare legislation.  In comparison to the range provided on February 3, 2010, the updated target revenue range has been reduced by $800 million.  The Company is reaffirming all other elements of its 2012 financial targets, including the 2012 reported(1) and adjusted(2) diluted EPS target ranges.  Given the longer-term nature of these targets, they are subject to greater variability and less certainty as a result of potential material impacts related to foreign exchange fluctuations, macroeconomic activity including inflation, and industry-specific challenges including changes to government healthcare policy, among others.

For 2012, at current exchange rates(14), Pfizer is targeting reported revenue between $65.2 and $67.7 billion, reported diluted EPS(1) between $1.58 and $1.73, adjusted diluted EPS(2)  between $2.25 and $2.35, adjusted R&D expenses(2) between $8.0 and $8.5 billion,  adjusted operating margin(2) in a range of the high 30%s to low 40%s and adjusted other (income)/deductions(2)  between $1.0 and $1.2 billion in deductions.  The effective tax rate on adjusted income(2) is targeted at approximately 30%, while operating cash flow is expected to be at least $19.0 billion.

For additional details, please see the attached financial schedules, product revenue tables, supplemental information and disclosure notice.

(1)
“Reported Net Income” is defined as net income attributable to Pfizer Inc. in accordance with U.S. generally accepted accounting principles.  “Reported Diluted EPS” is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. generally accepted accounting principles.

(2)
"Adjusted Income" and its components and "Adjusted Diluted Earnings Per Share (EPS)" are defined as reported net income(1) and its components and reported diluted EPS(1) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items.  Adjusted Cost of Sales, Adjusted SI&A expenses, Adjusted R&D expenses and Adjusted Other (Income)/Deductions are income statement line items prepared on the same basis, and therefore, components of the overall adjusted income measure.  As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-K for the year ended December 31, 2009, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company.  We believe that investors' understanding of our performance is enhanced by disclosing this measure. Reconciliations of first-quarter 2010 and 2009 adjusted income and its components and adjusted diluted EPS to reported net income(1) and its components and reported diluted EPS(1), as well as reconciliations of full-year 2010 guidance and 2012 targets for adjusted income and adjusted diluted EPS to full-year 2010 guidance and 2012 targets for reported net income(1) and reported diluted EPS(1), are provided in the materials accompanying this report. The adjusted income and its components and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)
The Primary Care unit includes revenues from human pharmaceutical products primarily prescribed by primary-care physicians, and may include, but are not limited to, products in the following therapeutic and disease areas: Alzheimer’s disease, anxiety, cardiovascular (excluding pulmonary arterial hypertension), diabetes, pain, genitourinary, obesity, osteoporosis and respiratory.  Examples of products in this unit include, but are not limited to, Celebrex, Lipitor, Lyrica, Premarin, Pristiq and Viagra.  All revenues for such products are allocated to the Primary Care unit, except those generated in emerging markets(6) and those that are managed by the Established Products(5) unit.

(4)
The Specialty Care unit includes revenues from human pharmaceutical products primarily prescribed by physicians who are specialists, and may include, but are not limited to, products in the following therapeutic and disease areas: antibacterials, antifungals, antivirals, bone, inflammation, gastrointestinal, growth hormones, multiple sclerosis, ophthalmology, pulmonary arterial hypertension and psychosis.  Examples of products in this unit include, but are not limited to, Enbrel, Genotropin, Geodon, the Prevnar/Prevenar franchise, Xalatan and Zyvox.  All revenues for such products are allocated to the Specialty Care unit, except those generated in emerging markets(6) and those that are managed by the Established Products(5) unit.

(5)
The Established Products unit generally includes revenues from human prescription pharmaceutical products that have lost patent protection or marketing exclusivity in certain countries and/or regions. In certain situations, products may be transferred to this unit before losing patent protection or marketing exclusivity in order to maximize their value.  This unit also excludes revenues generated in emerging markets(6).  Examples of products in this unit include, but are not limited to, Arthrotec, Effexor, Medrol, Norvasc and Relpax.

(6)
The Emerging Markets unit includes revenues from all human prescription pharmaceutical products sold in emerging markets, including, but not limited to, Asia (excluding Japan), Latin America, Middle East, Africa, Central and Eastern Europe, Russia and Turkey.  Additionally, revenues from South Korea were included in the Emerging Markets unit in 2009, but are included in the developed market units (Primary Care(3), Specialty Care(4), Established Products(5) and Oncology(7) units), as appropriate, beginning in first-quarter 2010.

(7)
The Oncology unit includes revenues from human oncology and oncology-related products.  Examples of products in this unit include, but are not limited to, Aromasin, Sutent and Torisel.  All revenues for such products are allocated to the Oncology unit, except those generated in emerging markets(6) and those that are managed by the Established Products(5) unit.

(8)	Animal Health includes worldwide revenues from products to prevent and treat disease in livestock and companion animals, including vaccines, paraciticides and anti-infectives.

(9)
Consumer Healthcare generally includes worldwide revenues from non-prescription medicines and vitamins and may include, but are not limited to, products in the following therapeutic categories: pain management, nutritionals, respiratory and GI-topicals.  Examples of products in Consumer Healthcare include, but are not limited to, Advil, Centrum, Caltrate, ChapStick and Robitussin.

(10)
Nutrition generally includes revenues from a full line of infant and toddler nutritional products sold outside of North America.  Examples of products in Nutrition include, but are not limited to, the S-26 and SMA product lines as well as formula for infants with special nutritional needs.

(11)	Capsugel generally includes worldwide revenues from capsule products and services for the pharmaceutical and associated healthcare industries.

(12)	Includes revenues generated from business-transition activity in connection with the sale of Pfizer’s former Consumer Healthcare business in December 2006, as well as from Pfizer Centersource.

(13)	Represents the total of Adjusted Cost of Sales(2), Adjusted SI&A expenses(2) and Adjusted R&D expenses(2).

(14)	Current exchange rates approximate rates in effect at about the time of the first-quarter 2010 earnings press release (average April 2010 exchange rates).

(15)
This guidance does not assume the completion of any business-development transactions not completed as of April 4, 2010.  This guidance also excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of April 4, 2010.

Contacts:
Media		Investors
Joan Campion	212.733.2798	Suzanne Harnett	212.733.8009

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(millions, except per common share data)

	First Quarter		% Incr. /
	2010	2009	(Decr.)
Revenues	$16,750	$10,867	54
Costs and expenses:
Cost of sales (a)	4,306	1,408	206
Selling, informational and administrative expenses (a)	4,436	2,876	54
Research and development expenses (a)	2,226	1,705	31
Amortization of intangible assets	1,409	578	144
Acquisition-related in-process research and development charges	74	-	*
Restructuring charges and certain acquisition-related costs	706	554	27
Other (income)/deductions—net	414	(57)	*
Income from continuing operations before provision for taxes on income	3,179	3,803	(16)
Provision for taxes on income	1,146	1,074	7
Income from continuing operations	2,033	2,729	(26)
Discontinued operations—net of tax	2	1	35
Net income before allocation to noncontrolling interests	2,035	2,730	(26)
Less: Net income attributable to noncontrolling interests	9	1	*
Net income attributable to Pfizer Inc.	$2,026	$2,729	(26)

Earnings per share - basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.25	$0.41	(39)
Discontinued operations—net of tax	-	-	—
Net income attributable to Pfizer Inc. common shareholders	$0.25	$0.41	(39)

Earnings per share - diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.25	$0.40	(38)
Discontinued operations—net of tax	-	-	—
Net income attributable to Pfizer Inc. common shareholders	$0.25	$0.40	(38)

Weighted-average shares used to calculate earnings per common share:
Basic	8,061	6,723
Diluted	8,101	6,753

(a)	Exclusive of amortization of intangible assets, except as discussed in footnote 5 below.
*	Calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.

1.
The above financial statements present the three-month periods ended April 4, 2010 and March 29, 2009. Subsidiaries operating outside the United States are included for the three-month periods ended February 28, 2010 and February 22, 2009. Wyeth's results are included in our consolidated financial statements commencing from the acquisition date of October 15, 2009, in accordance with Pfizer's domestic and international year-ends. Therefore, our first-quarter 2009 results of operations do not include Wyeth's results of operations.  Cost of sales for 2010 includes the significant impacts of purchase accounting adjustments associated with inventory acquired from Wyeth that was sold in 2010. Amortization of intangible assets for 2010 includes the amortization of intangible assets acquired from Wyeth.

2.	The financial results for the three-month period ended April 4, 2010, are not necessarily indicative of the results which could ultimately be achieved for the current year.
3.
Included in Restructuring charges and certain acquisition-related costs for first-quarter 2009 are $369 million of transaction costs, such as banking, legal, accounting and other similar costs, directly related to our acquisition of Wyeth.

4.
In the first quarter of 2010, we recorded $74 million of Acquisition-related in-process research and development charges due to the resolution of contingencies associated with our 2008 acquisition of CovX.

5.
Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products is included in Amortization of intangible assets as these intangible assets benefit multiple business functions.  Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS (a)
(UNAUDITED)
(millions of dollars, except per common share data)

	Three Months Ended April 4, 2010
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$16,750	$-	$-	$-	$(7)	$16,743
Costs and expenses:
Cost of sales (b)	4,306	(1,350)	(13)	-	(8)	2,935
Selling, informational and administrative expenses (b)	4,436	(1)	(60)	-	-	4,375
Research and development expenses (b)	2,226	(10)	(20)	-	-	2,196
Amortization of intangible assets	1,409	(1,383)	-	-	-	26
Acquisition-related in-process research and development charges	74	(74)	-	-	-	-
Restructuring charges and certain acquisition-related costs	706	-	(706)	-	-	-
Other (income)/deductions—net	414	(23)	-	-	(181)	210
Income from continuing operations before provision for taxes on income	3,179	2,841	799	-	182	7,001
Provision for taxes on income	1,146	712	226	-	26	2,110
Income from continuing operations	2,033	2,129	573	-	156	4,891
Discontinued operations—net of tax	2	-	-	(2)	-	-
Net income before allocation to noncontrolling interests	2,035	2,129	573	(2)	156	4,891
Less: Net income attributable to noncontrolling interests	9	-	-	-	-	9
Net income attributable to Pfizer Inc.	$2,026	$2,129	$573	$(2)	$156	$4,882
Earnings per common share - diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.25	$0.26	$0.07	$-	$0.02	$0.60
Discontinued operations—net of tax	-	-	-	-	-	-
Net income attributable to Pfizer Inc. common shareholders	$0.25	$0.26	$0.07	$-	$0.02	$0.60

(a)	Adjusted income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(b)	Exclusive of amortization of intangible assets, except as discussed in note 1.

See end of tables for notes.

Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS (a)
(UNAUDITED)
(millions of dollars, except per common share data)

	Three Months Ended March 29, 2009
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$10,867	$-	$-	$-	$(22)	$10,845
Costs and expenses:
Cost of sales (b)	1,408	-	-	-	(94)	1,314
Selling, informational and administrative expenses (b)	2,876	3	-	-	(46)	2,833
Research and development expenses (b)	1,705	(7)	-	-	(33)	1,665
Amortization of intangible assets	578	(540)	-	-	-	38
Acquisition-related in-process research and development charges	-	-	-	-	-	-
Restructuring charges and certain acquisition-related costs	554	-	(397)	-	(157)	-
Other (income)/deductions—net	(57)	(2)	-	-	(165)	(224)
Income from continuing operations before provision for taxes on income	3,803	546	397	-	473	5,219
Provision for taxes on income	1,074	192	145	-	140	1,551
Income from continuing operations	2,729	354	252	-	333	3,668
Discontinued operations—net of tax	1	-	-	(1)	-	-
Net income before allocation to noncontrolling interests	2,730	354	252	(1)	333	3,668
Less: Net income attributable to noncontrolling interests	1	-	-	-	-	1
Net income attributable to Pfizer Inc.	$2,729	$354	$252	$(1)	$333	$3,667
Earnings per common share - diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.40	$0.05	$0.04	$-	$0.05	$0.54
Discontinued operations—net of tax	-	-	-	-	-	-
Net income attributable to Pfizer Inc. common shareholders	$0.40	$0.05	$0.04	$-	$0.05	$0.54

(a)	Adjusted income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(b)	Exclusive of amortization of intangible assets, except as discussed in note 1.

See end of tables for notes.

Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS
(UNAUDITED)

1)
Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

2)	Acquisition-related costs includes the following:

	First Quarter
(millions of dollars)	2010	2009

Transaction costs(a)	$9	$369
Integration costs(a)	208	28
Restructuring charges(a)	489	-
Additional depreciation - asset restructuring(b)	93	-
Total acquisition-related costs — pre-tax	799	397
Income taxes(c)	(226)	(145)
Total acquisition-related costs — net of tax	$573	$252

(a)
Transaction costs include costs directly related to our acquisition of Wyeth, such as banking, legal, accounting and other similar costs.  Integration costs represent external, incremental costs directly related to integrating Wyeth and primarily include expenditures for consulting and systems integration. Restructuring charges relate to our acquisition of Wyeth and include employee termination costs, asset impairments and exit costs.

(b)
Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions. Included in Cost of Sales ($13 million), Selling, informational and administrative expenses ($60 million) and Research and development expenses ($20 million) for the three months ended April 4, 2010.

(c)	Included in Provision for taxes on income.

3) Certain significant items includes the following:

	First Quarter
(millions of dollars)	2010	2009

Restructuring charges - Cost-reduction initiatives(a)	$-	$157
Implementation costs - Cost-reduction initiatives(b)	-	174
Certain legal matters(c)	142	132
Other	40	10
Total certain significant items — pre-tax	182	473
Income taxes(d)	(26)	(140)
Total certain significant items — net of tax	$156	$333

(a)	Restructuring costs for 2009 are included in the Restructuring charges and certain acquisition-related costs line item caption in our consolidated statements of income.

(b)
Included in Cost of sales ($76 million), Selling, informational and administrative expenses ($46 million), Research and development expenses ($41 million), and Other (income)/deductions - net ($11 million) for the three months ended March 29, 2009.

(c)	Included in Other (income)/deductions - net.

(d)	Included in Provision for taxes on income.

PFIZER INC.
REVENUES
FIRST QUARTER 2010
(UNAUDITED)
(millions of dollars)

	WORLDWIDE			U.S.			INTERNATIONAL
			%			%			%
	2010	2009	Change	2010	2009	Change	2010	2009	Change
TOTAL REVENUES	$16,750	$10,867	54	$7,314	$4,969	47	$9,436	$5,898	60

TOTAL BIOPHARMACEUTICAL:	14,506	10,102	44	6,607	4,709	40	7,899	5,393	46
LIPITOR	2,757	2,721	1	1,310	1,452	(10)	1,447	1,269	14
ENBREL (Outside the U.S. and Canada)***	802	-	*	-	-	*	802	-	*
LYRICA	723	684	6	352	418	(16)	371	266	40
EFFEXOR***	716	-	*	592	-	*	124	-	*
CELEBREX	570	564	1	388	419	(7)	182	145	24
PREVNAR/PREVENAR - 7***	520	-	*	181	-	*	339	-	*
VIAGRA	479	454	5	253	258	(2)	226	196	16
XALATAN / XALACOM	422	407	4	145	153	(5)	277	254	9
NORVASC	368	481	(23)	13	19	(35)	355	462	(23)
ZYVOX	292	283	3	161	175	(8)	131	108	21
PREVNAR/PREVENAR - 13***	286	-	*	208	-	*	78	-	*
ZOSYN / TAZOCIN***	264	-	*	178	-	*	86	-	*
DETROL/DETROL LA	261	289	(10)	176	211	(17)	85	78	9
SUTENT	259	202	28	69	67	3	190	135	40
PREMARIN FAMILY***	256	-	*	234	-	*	22	-	*
GEODON / ZELDOX	254	230	10	213	195	9	41	35	19
GENOTROPIN	206	197	4	45	54	(17)	161	143	12
CHANTIX / CHAMPIX	189	177	7	106	112	(5)	83	65	27
VFEND	188	179	5	60	62	(3)	128	117	9
BENEFIX***	154	-	*	67	-	*	87	-	*
CADUET	135	134	-	86	104	(17)	49	30	62
AROMASIN	128	110	16	42	42	-	86	68	26
ZOLOFT	120	115	5	17	21	(19)	103	94	10
REVATIO	114	113	-	69	82	(16)	45	31	43
MEDROL	109	118	(8)	25	41	(39)	84	77	8
CARDURA	107	107	-	8	1	*	99	106	(7)
ARICEPT**	107	95	12	-	-	*	107	95	12
ZITHROMAX / ZMAX	103	114	(10)	4	4	(17)	99	110	(10)
REFACTO/XYNTHA***	90	-	*	21	-	*	69	-	*
ALL OTHER (legacy Pfizer and legacy Wyeth)	2,523	1,746	45	864	460	88	1,659	1,286	29
ALLIANCE REVENUE (Enbrel (in the U.S. and Canada)***, Aricept, Spiriva, Rebif and Exforge)	1,004	582	73	720	359	100	284	223	28
TOTAL DIVERSIFIED:	2,141	691	210	663	238	179	1,478	453	227
ANIMAL HEALTH***	846	537	58	299	194	54	547	343	59
CONSUMER HEALTHCARE***	663	-	*	315	-	*	348	-	*
NUTRITION***	458	-	*	-	-	*	458	-	*
CAPSUGEL	174	154	13	49	44	10	125	110	14
OTHER ****	103	74	39	44	22	100	59	52	13

* -	Calculation not meaningful.

** -	Represents direct sales under license agreement with Eisai Co., Ltd.

*** -
Legacy Wyeth products and operations. First quarter 2010 Animal Health results also reflect the addition of legacy Wyeth products. Wyeth's results are included in our financial statements commencing from the acquisition date of October 15, 2009, in accordance with Pfizer's domestic and international year-ends.  Therefore, our first quarter 2009 results do not include Wyeth's results of operations.

**** -	Includes transition activity from Pfizer's former consumer healthcare business, which was sold in 2006, and Pfizer Centersource.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
BIOPHARMACEUTICAL REVENUES
DEVELOPED AND EMERGING MARKETS
(UNAUDITED)
(millions of dollars)

	FIRST QUARTER +
	TOTAL				DEVELOPED MARKETS++				EMERGING MARKETS+++
			% Growth				% Growth				% Growth
	2010	2009	Total	Operational	2010	2009	Total	Operational	2010	2009	Total	Operational
TOTAL BIOPHARMACEUTICAL	$14,506	$10,102	44	38	$12,534	$8,750	43	38	$1,972	$1,352	46	37
LIPITOR	2,757	2,721	1	(4)	2,542	2,526	1	(5)	215	195	10	1
LYRICA	723	684	6	1	666	636	5	-	57	48	19	11
CELEBREX	570	564	1	(2)	510	504	1	(1)	60	60	1	(6)
VIAGRA	479	454	5	1	408	382	7	3	71	72	(1)	(8)
NORVASC	368	481	(23)	(26)	258	365	(29)	(32)	110	116	(6)	(8)
ALL OTHER	9,609	5,198	85	77	8,150	4,337	88	83	1,459	861	69	59

+ -
Revenues from South Korea are included in the table under emerging markets in first-quarter 2009.  Commencing in the first quarter of 2010, revenues from South Korea are included under developed markets.

++ -
Includes U.S. biopharmaceutical revenues, which represent 46% of total first-quarter 2010 biopharmaceutical revenues and 47% of total first-quarter 2009 biopharmaceutical revenues.  First-quarter 2010 includes revenues from Wyeth's developed markets; however, first-quarter 2009 does not include Wyeth's revenues.

+++ -
Amounts include all human prescription pharmaceutical products sold in emerging markets, including, but not limited to, Asia (excluding Japan, and excluding South Korea in 2010), Latin America, Middle East, Africa, Central and Eastern Europe, Russia and Turkey. First-quarter 2010 includes revenues from Wyeth's emerging markets; however, first-quarter 2009 does not include Wyeth's revenues. If revenues from South Korea had not been included in emerging markets in first-quarter 2009, operational growth in emerging markets would be as follows: Total: 43%; Lipitor: 7%; Lyrica: 22%; Celebrex: 2%; Viagra: 0%; Norvasc: 1%; and all other: 63%.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
SUPPLEMENTAL INFORMATION

1. Change in Reported Revenues

The weakening of the U.S. dollar relative to other currencies, primarily the euro, Australian dollar, Canadian dollar and Brazilian Real, favorably impacted our revenues by $733 million, or 7%, in first-quarter 2010, compared to the same period last year. Operationally, reported revenues increased 47% in first-quarter 2010, compared to the same period in 2009, due to the favorable impact of $5.3 billion, or 48%, due to the addition of legacy Wyeth products, partially offset by a decline in revenues from legacy Pfizer products of $137 million, or 1%.

2. Change in Reported Cost of Sales

Reported cost of sales increased 206% in first-quarter 2010, compared to the same period in 2009. The increase primarily reflects purchase accounting adjustments associated with the Wyeth acquisition, the addition of Wyeth manufacturing costs, as well as the change in the mix of products and businesses as a result of the Wyeth acquisition. In addition, the impact of foreign exchange had an unfavorable impact on reported cost of sales in the current quarter.

Reported cost of sales as a percentage of revenues increased 12.7 percentage points to 25.7% in first-quarter 2010, compared to the same period in 2009, reflecting the aforementioned factors.

3. Change in Reported Selling, Informational & Administrative (SI&A) Expenses and Reported Research & Development (R&D) Expenses and Reported In-Process R&D Charges (IPR&D)

Reported SI&A expenses increased 54% in first-quarter 2010, compared to the same period in 2009. The increase primarily reflects the addition of Wyeth operating costs and the unfavorable impact of foreign exchange.

Reported R&D expenses increased 31% in first-quarter 2010, compared to the same period in 2009. The increase is primarily due to the addition of Wyeth operating costs, continued investment in the late-stage development portfolio and the unfavorable impact of foreign exchange.

Reported IPR&D charges of $74 million in 2010 relate to the resolution of contingencies associated with our 2008 acquisition of CovX.

4. Other (Income)/Deductions - Net

($ in millions)	First-Quarter
	2010	2009
Interest income	$(112)	$(245)
Interest expense	522	129
Net interest (income)/expense(a)	410	(116)
Royalty-related income	(142)	(57)
Net (gain)/loss on asset disposals	(45)	(12)
Legal matters, net	137	95
Other, net	54	33

Other (income)/deductions-net	$414	$(57)
(a)
Net interest expense was $410 million in first-quarter 2010 compared to net interest income of $116 million in the same period in 2009. Interest expense increased in 2010 due to our issuance of $13.5 billion of senior unsecured notes on March 24, 2009 and $10.5 billion of senior unsecured notes on June 3, 2009, primarily related to the acquisition of Wyeth. Interest income decreased in 2010 due to lower interest rates coupled with lower average cash balances.

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5. Effective Tax Rate

The effective tax rate on reported Income from continuing operations before provision for taxes on income for first-quarter 2010 was 36.0% compared to 28.2% in first-quarter 2009. The increase in the effective tax rate is the result of an increase in amortization charges, primarily related to intangible assets, incurred as a result of our acquisition of Wyeth and the mix of jurisdictions in which those charges were incurred. In addition, the increase in the effective tax rate was impacted by the expiration of the U.S. research tax credit, the increase in non-deductible IPR&D charges, as well as the write-off of the deferred tax asset of approximately $270 million related the Medicare Part D subsidy for retiree prescription drug coverage resulting from changes in the recently enacted U.S. healthcare legislation concerning the tax treatment of that subsidy effective for tax years beginning after December 31, 2012, partially offset by $410 million in tax benefits for the resolution of certain tax positions pertaining to prior years with various foreign tax authorities.

The effective tax rate on adjusted income(1) was 30.1% in first-quarter 2010 and 29.7% in first-quarter 2009. The tax rate on adjusted income(1) in 2010 takes into account the expiration of the U.S. research tax credit, the write-off of the deferred tax asset of approximately $270 million related the Medicare Part D subsidy for retiree prescription drug coverage resulting from changes in the recently enacted U.S. healthcare legislation concerning the tax treatment of that subsidy effective for tax years beginning after December 31, 2012, largely offset by $410 million in tax benefits for the resolution of certain tax positions pertaining to prior years with various foreign tax authorities.

6. Reconciliation of 2010 Adjusted Income(1) and Adjusted Diluted EPS(1) Guidance to 2010 Reported Net Income Attributable to Pfizer Inc. and Reported Diluted EPS Attributable to Pfizer Inc. Common Shareholders Guidance (a)

Full-Year 2010 Guidance
($ billions, except per-share amounts)	Net Income(b)	Diluted EPS(b)

Income/(Expense)

Adjusted Income/Diluted EPS(1) Guidance	~$ 17.0 - $17.8	~$ 2.10 - $2.20

Purchase Accounting Impacts of Transactions Completed as of 4/4/10	(6.4)	(0.79)

Acquisition-Related Costs	(2.5 – 2.9)	(0.31-0.36)

Reported Net Income Attributable to Pfizer Inc/Diluted EPS Guidance	~$ 7.7 - $8.9	~$ 0.95 - $1.10

(a)	At exchange rates in effect at about the time of the first-quarter 2010 earnings press release (average April 2010 exchange rates).
(b)
Does not assume the completion of any business-development transactions not completed as of April 4, 2010. Amounts exclude the potential effects of the resolution of litigation-related matters not substantially resolved as of April 4, 2010.

2

7. Reconciliation of 2012 Adjusted Income(1) and Adjusted Diluted EPS(1) Targets to 2012 Reported Net Income Attributable to Pfizer Inc. and Reported Diluted EPS Attributable to Pfizer Inc. Common Shareholders Targets (a)

Full-Year 2012 Targets
($ billions, except per-share amounts)	Net Income(b)	Diluted EPS(b)

Income/(Expense)

Adjusted Income/Diluted EPS(1) Targets	~$ 18.3 - $19.1	~$ 2.25 - $2.35

Purchase Accounting Impacts of Transactions Completed as of 4/4/10	(3.8)	(0.47)

Acquisition-Related Costs	(1.2 – 1.6)	(0.15 – 0.20)

Reported Net Income Attributable to Pfizer Inc/Diluted EPS Targets	~$ 12.9 - $14.1	~$ 1.58 - $1.73

(a)	At exchange rates in effect at about the time of the first-quarter 2010 earnings press release (average April 2010 exchange rates).
(b)
Amounts exclude the potential effects of the resolution of litigation-related matters. Given the longer-term nature of these targets, they are subject to greater variability and less certainty as a result of potential material impacts related to foreign exchange fluctuations, macroeconomic activity including inflation, and industry-specific challenges including changes to government healthcare policy, among others.

_______________

(1) “Adjusted income” and “adjusted diluted earnings per share (EPS)” are defined as reported net income attributable to Pfizer Inc. and reported diluted EPS attributable to Pfizer Inc. common shareholders excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Form 10-K for the fiscal year ended December 31, 2009, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

3

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of May 4, 2010. The Company assumes no obligation to update forward-looking statements contained in this earnings release or the attachments as a result of new information or future events or developments.

This webcast contains forward-looking information about the Company’s financial results and estimates, business plans and prospects, in-line products and product candidates that involves substantial risks and uncertainties.  You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects.  Among the factors that could cause actual results to differ materially are the following: the success of research and development activities; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products; the speed with which regulatory authorizations, pricing approvals and product launches may be achieved; the success of external business-development activities; competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug  candidates; the ability to meet generic and branded competition after the loss of patent protection for our products or competitor products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the impact of existing and future legislation and regulatory provisions on product exclusivity; trends toward managed care and healthcare cost containment; the impact of U.S. healthcare legislation enacted in 2010 – the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act; U.S. legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs, the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries, direct-to-consumer advertising and interactions with healthcare professionals, and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access; contingencies related to actual or alleged environmental contamination; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; significant breakdown, infiltration, or interruption of our information technology systems and infrastructure; legal defense costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings; the Company’s ability to protect its patents and other intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations and changes affecting the taxation by the U.S. of income earned outside of the U.S. that may result from pending and possible future proposals; changes in U.S. generally accepted accounting principles; uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our lenders, our customers, our suppliers and counterparties to our foreign-exchange and interest-rate agreements of weak global economic conditions and recent and possible future changes in global financial markets; any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product, segment and geographic mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including our ability to realize the projected benefits of our acquisition of Wyeth and of our cost-reduction initiatives. A further list and description of risks, uncertainties and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in its reports on Forms 10-Q and 8-K.

This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates.  These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.